EXHIBIT 1

                       ERP OPERATING LIMITED PARTNERSHIP
                       (an Illinois limited partnership)
                 $150,000,000 6.55% Notes due November 15, 2001
                 $50,000,000 6.65% Notes due November 15, 2003

                                TERMS AGREEMENT
                                ---------------


                                                       Dated:  November 20, 1997

To:  ERP Operating Limited Partnership
     Two North Riverside Plaza
     Chicago, Illinois 60606

Ladies and Gentlemen:

     We understand that ERP Operating Limited Partnership, an Illinois limited partnership ("ERP"), proposes to issue and sell $150,000,000 aggregate principal amount of its 6.55% Notes due November 15, 2001 (the "2001 Notes") and $50,000,000 aggregate principal amount of its 6.65% Notes due November 15, 2003 (the "2003 Notes" and together with the 2001 Notes, the "Notes") (such Notes being hereinafter also referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the principal amount of the Underwritten Securities opposite our names below at the purchase price set forth below, to the extent any are purchased.


                                            Principal Amount of           Principal Amount of
             Underwriter                        2001 Notes                    2003 Notes
             -----------                        ----------                    ----------
Merrill Lynch, Pierce, Fenner & Smith          $ 50,000,000                   $16,670,000
          Incorporated
BancAmerica Robertson Stephens                   50,000,000                    16,665,000
J.P. Morgan Securities Inc.                      50,000,000                    16,665,000
                                               ============                   ===========
      Total                                    $150,000,000                   $50,000,000


          The Underwritten Securities shall have the following terms:


Title of Securities: 6.55% Notes due November 15, 2001 (the "2001 Notes") and 6.65% Notes due November 15, 2003 (the "2003 Notes")
Currency:  U.S. Dollars.
Principal amount to be issued: $150,000,000 of 2001 Notes and $50,000,000 of 2003 Notes
Current ratings: Moody's Investors Service, Inc. A3; Standard & Poor's Corporation BBB+; Duff & Phelps BBB+
Interest rate or formula: 6.55% for the 2001 Notes and 6.65% for the 2003 Notes. Interest Payment Dates: May 15 and November 15 of each year, beginning on May 15, 1998.

Stated Maturity Date: November 15, 2001 for the 2001 Notes and November 15, 2003 for the 2003 Notes.
Redemption or repayment provisions:  None.
Delayed Delivery Contracts:  Not authorized.
Initial public offering price: 99.789% for the 2001 Notes and 99.833% for the 2003 Notes, plus accrued interest, if any, from November 25, 1997.
Purchase price: 99.239% for the 2001 Notes and 99.2205% for the 2003 Notes, payable in same day funds.
Additional co-managers, if any: BancAmerica Robertson Stephens and J.P. Morgan Securities Inc.
Other terms: ERP is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of ERP.
Closing date and location:   November 25, 1997, Rosenberg & Liebentritt, P.C.,
Two North Riverside Plaza, Suite 1600, Chicago, Illinois  60606


     All the provisions contained in the document attached as Annex A hereto entitled "ERP Operating Limited Partnership--Debt Securities--Purchase Agreement" (the "Purchase Agreement"), dated December 13, 1994 are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. In addition, the amendments to the Purchase Agreement set forth in the Terms Agreement dated August 8, 1996, between ERP, Equity Residential Properties Trust and the underwriters named therein, are incorporated herein by reference to the same extent as if such provisions had been set forth in full herein. Terms defined in the Purchase Agreement are used herein as therein defined unless otherwise indicated.

Definitions
-----------

     As used herein, "Subsidiary" means a corporation, a limited liability company or a partnership a majority of the outstanding voting stock, limited liability company interests or partnership interests, as the case may be, of which is owned, directly or indirectly, by ERP or by one or more other Subsidiaries of ERP. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, managing members or trustees, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an encumbrance determined in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of ERP and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

     "Unsecured Debt" means Debt of ERP or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the Properties.

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

     Please accept this offer no later than 6:00 p.m. (New York City time) on November 20, 1997 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                 Very truly yours


                                 MERRILL LYNCH, PIERCE, FENNER & SMITH
                                 INCORPORATED
                                 BANCAMERICA ROBERTSON STEPHENS
                                 J.P. MORGAN SECURITIES INC.

                                 By:  Merrill Lynch, Pierce, Fenner
                                      & Smith Incorporated

                                      By: /s/ Michael Berman
                                          -----------------------------
                                          Name:  Michael Berman
                                          Title: Director

                                 Acting on behalf of itself and the other named Underwriters

Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By:  EQUITY RESIDENTIAL PROPERTIES TRUST,
     not individually but as General Partner

       By:   /s/ Bruce C. Strohm
             --------------------------------
             Name:  Bruce C. Strohm
             Title: Executive Vice President
                    and General Counsel



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